Office Partners, Inc., dba

Broadway Suites

1942 Broadway

Boulder, CO 80302

Dated as of March 1, 2007

Strategic Resources
1942 Broadway, Suite 314
Boulder, Colorado 80302

Re: Suite 320

Ladies and Gentlemen:

This letter agreement (the "Agreement") will confirm your and our agreement with respect to the granting by Office Partners, Inc., a Colorado corporation doing business as Broadway Suites, Inc., (referred to herein as "us" or "our" or "Licensor"), to you (referred to herein as "you" or "Licensee") a license (the "License") to enter and use space in our premises in the building known as The Broadway Building located on the southeast corner of Broadway and The Pearl Street Mall in Boulder, Colorado, at 1942 Broadway, Boulder, Colorado 80302 (the "Building"), on the following terms and conditions:

1. Licensed Area. The Licensed Area (herein so called) consists of *Suite 320* in the Broadway Suites Building. Along with exclusive use of the Licensed Area, you will, for the Term (as defined below) of this Agreement, also have a nonexclusive right to the use of the waiting/reception area, conference rooms, kitchen, and other common areas on the second, third, fourth and fifth floors of the Building, subject to rules, regulations, and charges that may from time to time be issued by us.

2. Term. The term of this License (the "Term") will commence on March 01, 2007 and will expire on February 28, 2008 unless such Term terminates on an earlier data pursuant to any of the terms, conditions or covenants of this License or pursuant to law. This License will not create any month-to-month tenancy and in no event will you have any right to extend this License beyond February 28, 2008.

3. License Fee. You will pay to us, in consideration of your use and occupancy of the Licensed Area, the sum of $16,800.00 (the "License Fee"), of which $1,400.00 [e.g. first month's payment] will be paid simultaneously with the execution of this Agreement by bank or certified check to our order, and the balance of which will be paid in equal monthly installments of $825.00 on the first day of each calendar month during the Term by personal check payable to the order of "Office Partners, Inc." or other form of payment as may be required by Licensor (including, for example, by certified check or wire transfer, if required by us). The License Fee installments will be paid each month in U.S. Dollars, in advance, without any defense, set off, counterclaim or deduction whatsoever. If at any time during the Term you default hereunder or, in the case of a bankruptcy, this Agreement is rejected, the full unpaid amount of the License Fee will immediately be due and payable.

   a. Partial Payments of License Fee. If the commencement of the Term is on other than the first day of a calendar month, the monthly installment of the License Fee shall be prorated from such date until the first day of the next succeeding calendar month on the basis of the actual number

of days in such calendar month and shall be payable in advance. If the Agreement Term terminates on other than the last day of a calendar month, last monthly installment of the License Fee shall be prorated from the first day of such calendar month until the last day of the Term on the basis of the actual number of days in such month and shall be payable in advance.

b. Late Charge. If you fail to pay any installment of the License Fee within 5 days after its due date, you will pay a late charge of $.05 for each $1.00 which remains unpaid after such period to compensate us for additional expense in processing such late payment. In addition, if you fail to pay any installment of the License Fee, you will pay interest thereon from the date due until the date paid at an annual rate (the "Interest Rate") equal to 2 percentage points above the Prime Rate in effect as of the date of such default, and then adjusting monthly with the current rate. As used herein, the "Prime Rate" shall mean the Prime Rate per annum published in the Wall Street Journal Money Rates section as a guide to general levels for the Prime Rate or, if no longer published as described, such other rate published in the Wall Street Journal as we determine to be an appropriate substitute. The applicable interest rate shall change on each day on which the Prime Rate changes, except that such rate shall not exceed the highest rate permitted by law. Checks returned by Licensee's bank for "NSF" or uncollectible reasons will be charged a fee of $25 for handling.

4. License Subject and Subordinate to Lease. You acknowledge and agree that this Agreement and the License granted hereby are subject and subordinate to the terms and conditions of that certain written lease dated December 1, 1990 (as amended or modified from time to time, the "Lease"), between Vail Broadway Partnership, LLP, a Colorado registered limited liability partnership, as owner ("Owner"), and Licensor, as tenant. The premises leased to us under the Lease is hereinafter referred to as the "Leased Premises". You agree to use the Licensed Area in conformity with the requirements of the Rules and Regulations attached thereto as **Exhibit A-1 and Exhibit A-2** (as the same may be amended, modified or replaced from time to time, the "Rules and Regulations"). Any and all modifications to the Rules and Regulations will be binding upon you upon delivery of a copy to you. We will not be liable for the nonperformance of any of the Rules and Regulations, or any damage resulting therefrom, by any other licensees or occupants of the Building.

5. No Representations. You acknowledge and agree that the Licensed Area is being delivered to you, and you will accept the Licensed Area, in its "as is" condition as of the commencement of the Term. We have not made nor do we make any representations or promises with respect to the Building or the Licensed Area and you agree that we do not have any obligation to perform any work or otherwise prepare the Licensed Area for your use.

6. Alterations. You will not without our prior written consent (which may be withheld for any reason or no reason in our sole and absolute discretion) make or cause to be made any alterations, installations, improvements, additions or other physical changes in, on or about the Licensed Area, including, but not limited to, painting, staining, varnishing; or applying wall covering or paneling; or installing projections, attachments, awnings, window coverings, advertising, posters or displays, which are visible to the public or may affect other licensees, to any surface that is a part of the Licensed Area, without first obtaining our written consent. Any alterations, additions or improvements to or of the Licensed Area, including, but not limited to, wall coverings, paneling and built-in cabinet work, but excepting movable furniture and trade fixtures, shall, on the expiration of the Term of this Agreement, become a part of the Building and belong to us and shall be surrendered with the Licensed Area. In the event we consent to the making of any alterations, additions or improvements to the Licensed Area, the approved alternations, additions or improvements shall be made by you at your sole cost and expense. Any contractor or person selected by you to make alterations, additions or improvements to the Licensed Area must first be approved of in writing by us. In such event, we may require that you

provide us, at your sole cost and expense, a lien and completion bond in an amount equal to one and one-half (1-1/2) times any and all estimated cost of improvements, additions or alternations in the Licensed Area, to insure us against any liability for mechanics' and materialmen's liens and to insure completion of the work. Prior to the expiration of the Term of this Agreement, as set forth in paragraph 2 hereof, or in the event that this Agreement terminates for any reason earlier than the termination date as set forth in paragraph 2, you will, upon our written demand, at your sole cost and expense, remove any alterations, additions, or improvements made which have been designated by us to be removed, and shall repair any damage to the Licensed Area caused by such removal. Said removal and repair shall be completed no later than the last day of the Term, hereof, in a good and workmanlike manner.

7. Repairs. You, at your sole cost and expense, will maintain and take good care of the Licensed Area including the fixtures and appurtenances therein, and make all non-structural repairs thereto as and when needed to preserve them in good working order and condition. Notwithstanding the foregoing, all damage or injury to the Licensed Area or to any other part of the Building, or to its fixtures, equipment and appurtenances, whether requiring structural or non-structural repairs, caused by or resulting from misuse or negligent conduct or omission of you, your agents, employees, invitees or licensees, will be repaired, at your sole cost and expense, by you to our and Owner's satisfaction (if the required repairs are non-structural in nature and do not affect any Building system), or by us or Owner (if the required repairs are structural in nature or affect any Building system), at your sole cost and expense, in compliance with law and all applicable legal requirements. You also will repair all damage to the Building and the Licensed Area caused by the moving of your property.

8. Use. You may use and occupy the Licensed Area as administrative and executive offices and for no other purpose. You will not do, permit, or suffer anything to be done in or about the Licensed Area which will, in any way, obstruct or interfere with the rights of other licensees or occupants of the Building or injure or annoy them nor will you use or allow the Licensed Area, or any portion of the Building, to be used for any improper, immoral, unlawful or objectionable purpose, as we may determine.

9. Requirements of Law. You, at your sole cost and expense, will comply with all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary as well as ordinary, of all governmental authorities now existing or hereafter created, and of any and all of their departments and bureaus, and of any applicable fire rating bureau, or other body exercising similar functions, affecting the Licensed Area or the maintenance, repair, use or occupation of the Licensed Area.

10. Included Services and Utilities.

a. Heating and Air Conditioning. We will use commercially reasonable efforts to ensure that Owner supplies heat and air conditioning to the Licensed Area, as appropriate to the Licensed Area on all days excluding Saturdays, Sundays and all days observed by the State of Colorado or the Federal government as legal holidays ("Business Days") during the hours of 8:00 a.m. to 6:00 p.m. ("Business Hours"), and shall also be provided at all other times, except that such heat and air conditioning may be set back after Business Hours and on days other than Business Days by no more than 10 degrees higher or lower than the temperature maintained during Business Hours.

b. Janitorial Service. We will provide janitorial service to the common areas of the Building on fewer than 6 days a week, and to the Licensed Area 3 days per week at times other than Business Hours or Business Days at no additional charge. If the Licensed Area is occupied at the time such janitorial services are available on any given day or days, the right to such service for that

day, or days, is waived by Licensee. We are not responsible for scheduling such janitorial service to be at your convenience, nor are we liable to provide janitorial service on alternate days or at times more convenient to you.

c. Elevator/Electricity. We will use commercially reasonable efforts to ensure that Owner supplies necessary passenger elevator facilities on Business Days during Business Hours and electricity to the Licensed Area in sufficient quantities to adequately operate the lighting fixtures located therein and ordinary business equipment (such as photocopiers and personal computers). You will not make any electrical installations, alterations, additions or changes to the electrical equipment or appliances in the Licensed Area. You will at all times comply with the Rules and Regulations applicable to the service, equipment, wiring and requirements of the electricity in the Building. You covenant and agree at all times that your use of electricity will not exceed the capacity of the existing feeders to the Building or the risers or wiring installations therein and you will not use any electrical equipment which, in our sole judgment, will overload such installations or interfere with the use thereof by tenants in the Building. Further, you agree that you will not use any apparatus, device or machine in the Licensed Area using in excess of 120 volts, or which will in any way increase the amount of electricity furnished or supplied for the use of the Licensed Area as general office space.

d. Excessive Electricity. If you require water or electric current in excess of that usually furnished or supplied for the use of the Licensed Area as general office space, you first must procure our written consent to the use thereof, which we may refuse, in our sole discretion. In the event that such use is permitted, we may install a water meter or electrical current meter, or both, in the Licensed Area, so as to measure the amount of water and electric current consumed for any such use. You agree that the cost of any such meters and of installation, maintenance and repair thereof shall be paid for by you, and you further agree to pay us promptly upon demand for all such water and electric current consumed as shown by said meters at the rates charged for such services by the local public utility furnishing the same, plus any additional expense incurred in keeping account of the water and electric current so consumed, including, but not limited to, expenses incurred by us in having our employees maintain such accounting. If a separate meter is not installed, you agree to pay us promptly upon demand the excess cost for all such water and electric current as shall be established by an estimate made by a utility company or professional engineer. Further, wherever heat generating machines or equipment are used in the Licensed Area which affect the temperature otherwise maintained by the air conditioning system, we reserve the right to install supplementary air conditioning units in the Licensed Area and the cost thereof, including the cost of installation, operation and maintenance thereof shall be paid by you upon demand. You agree to be prudent in your use of electric current and water, and agree to turn off lights, heaters, office equipment, including, but not limited to computers, and water in or about the Licensed Area, or cause them to be turned off by your employees, servants, agents or invitees at any and all times that the Licensed Area are not in use, and at other times when reasonably prudent behavior so dictates. You agree to promptly pay within 5 calendar days after written demand, a reasonable amount assessed by us for unreasonable waste of electric current or water on the Licensed Area or in the common areas if such waste is caused by you, your employees, servants, agents, or invitees.

e. Repairs/Emergencies. Except as expressly set forth in this paragraph 10, we will have no obligation to supply any other services to the Licensed Area. You acknowledge and agree that Owner has the right to stop the heating, air conditioning, elevator, electrical, plumbing or other mechanical systems or facilities in the Building when necessary by reason of accident or emergency, or for repairs, additions, alterations, replacements or improvements in Owner's judgment desirable or necessary to be made, until said repairs, alterations, replacements or improvements have been completed. We have no responsibility or liability for interruption, curtailment, failure or defect in the supply or character of the heating, air conditioning, electrical service, elevator service, plumbing, or other mechanical systems furnished to the Licensed Area. By entering into this Agreement, you acknowledge that we reserve the right to temporarily discontinue such services, or any of them, at such times, and from time to time, as may be necessary by reason of accident, breakage, repairs, alterations or improvements, or whenever, by reason of strikes, lockouts or other labor disputes of any character, riots, acts of God, or any other happening when we are unable to furnish such services. The exercise of such right or such failure by us will not constitute an actual or constructive eviction, in whole or in part, or entitle you to any compensations or relieve you from any of your obligations under this License, or impose any liability upon us or our agents by reason of inconvenience or annoyance to you, or injury to or interruption of your business, or otherwise.

11. Insurance and Indemnity.

a. Insurance. You will obtain, keep in full force and effect, and deliver to us simultaneously with the execution of this Agreement (i) a policy of comprehensive general public liability and property damage insurance, with a broad form contractual liability endorsement with you named as the insured thereunder, and with us and Owner as additional insureds thereunder, and in an amount no less than $500,000, and with a company rated A VIII or better in "Best's Insurance Guide," and (ii) duplicate original policies or certificates of workers' compensation insurance (covering all persons to be employed by you). The insurance required to be maintained hereunder may be maintained under a "blanket policy" insuring the Licensed Area and your property and improvements therein, provided such blanket policy otherwise complies with the provisions of this paragraph 11 and affords the same protection to you and us and all of the additional insureds and would be provided by a policy individually applicable to the Licensed Area and your property and improvements therein. You hereby waive all claims for loss and damage against us which would be covered under your property damage insurance policy and you agree to include in your property damage insurance policy appropriate clauses where the insurance company waives all rights of subrogation against us with respect to losses payable under such policy. No policy shall be cancelable or subject to reduction of coverage except after ten days' prior written notice to us.

b. Indemnity. You hereby indemnify and hold us harmless against (i) all claims of whatever nature against us arising from any act, omission or negligence by you, your employees, contractors, subcontractors, licensees and agents, and (ii) all claims against us arising from any accident, injury or damage to property or persons occurring in or about the Licensed Area. You, as a material part of the consideration to us for this Agreement, hereby assume all risk of damage to property or injury to persons, in, upon or about the Licensed Area, from any cause other than our gross negligence or willfully wrongful acts, and you hereby waive all claims in respect thereof against us. We and our agents will not be liable for any damage to your property entrusted to our employees, nor for loss or damage to any property by theft or otherwise, nor for any injury to, or damage to, persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes,

appliances or plumbing works therein or from the roof, street or subsurface or from any other place resulting from dampness or any other cause whatsoever, unless caused by or due to our gross negligence, or of our agents, servants or employees. We and our agents shall not be liable for interference with the light or other incorporeal hereditament or for loss of your business, nor will we be liable for any latent defects in the Licensed Area or in the Building. You agree to give us prompt notice in case of fire or accidents in the Licensed Area or in the Building or of defects therein or in the fixtures or equipment.

c. Subrogation. As long as your and our respective insurers so permit, you and we hereby mutually waive your and our respective rights of recovery against each other for any loss insured by fire, extended coverage and other property insurance policies existing for the benefit of the respective parties. Each party shall obtain any special endorsements, if required by their insurer, to evidence compliance with said waiver.

12. Casualty and Condemnation. If the Licensed Area or any other portion of the Leased Premises is damaged by fire or other casualty or is taken by eminent domain, we will have the option, within 10 days after the occurrence of such event, to terminate this License by giving you a notice of such termination. If we elect to terminate this License as aforesaid, the Term will expire upon the 15th day after such notice and you will vacate the Licensed Area and surrender the same to us in the condition otherwise required in paragraph 15 hereof. If we do not exercise our option to terminate this License as aforesaid, we will promptly repair and restore the Licensed Area to substantially the condition which existed at the commencement of the Term, to the extent that the same may be feasible, pending completion of which, the License Fee will be abated in proportion to the portion of the License Area rendered untenantable. Nothing contained in this paragraph will be deemed to extend the Term hereof.

13. Termination. In addition any and all other rights or remedies provided in this License or which we may have at law, in equity, or otherwise, in the event that you fail to comply with any obligations imposed upon you hereunder, including but not limited to any nonpayment of any License Fee or any other amount due pursuant to this Agreement (including any additional services or equipment pursuant to paragraph 19, we will have the right, to terminate this License on the date specified by us in a notice sent to you, which date will be not less than 5 days from the date of the notice, as if such date were the date herein fixed for the expiration of the Term of this License and you will immediately quit and surrender the Licensed Area as required hereby. Additionally, we may, at our discretion, without notice to you and at any time and from and from time to time, discontinue furnishing telephone service, Data Services, voice mail services, cable television services, janitorial services, reception services, the use of office equipment, or any of them, until all arrearages of License Fee and/or such other amounts shall have first been paid and discharged, and we will not be liable for damages as a result of withholding any or all of such services, and such withholding of any service shall in no way operate to release you from any of your obligations under this Agreement.

14. Access. We and our agents will have the right, from time to time throughout the Term, to enter any portion of the Licensed Area. However, unless there is an emergency, we will as a matter of courtesy try to inform you in advance when we need access to make repairs, alterations, improvements or works other than routine inspection, cleaning and maintenance. None of the foregoing will give rise to any decrease or abatement of the License Fee. Any work performed or inspections or installations made from time to time will be made with reasonable diligence and in a manner designed to minimize interference with your use of the Licensed Area; provided, however, that we will not be obligated to employ contractors or labor at overtime or other premium pay rates or incur any other overtime costs or expenses whatsoever.

15. End of Term. Upon the termination of the Term, you will quit and surrender to us the Licensed Area vacant, broom-clean, in good order and condition, ordinary wear and tear excepted, and you will remove all of your property therefrom. You recognize and agree that damage to us resulting from any failure by you to timely surrender possession of the Licensed Area as aforesaid will be extremely substantial and will exceed the amount of the License Fee theretofore payable hereunder. You therefore agree that if possession of the Licensed Area is not surrendered to us on the date of the expiration or earlier termination of the Term, then, in addition to any other right or remedy which we may have at law, in equity or otherwise, you will indemnify us against loss and/or liability resulting therefrom (including as to any prospective or succeeding tenant based upon such delay) and pay to us for each month (or any portion thereof) in which you hold over in the Licensed Area after the expiration or earlier termination of the Term of this License, a sum equal to 150% of the License Fee per month. Nothing herein contained will be deemed to permit you to retain possession of the Licensed Area after the expiration or earlier termination of the Term. In the event you have breached or is in default under the terms hereof, and by our sole determination, have abandoned the Licensed Area, we shall have the right to remove all your property from the Licensed Area and to dispose of said property in such manner as we determine best, all at your cost and expense and without liability to us for the actions so taken. The provisions of this paragraph will survive the expiration or earlier termination of the Term.

16. Bills and Notices. Except as otherwise in this License provided, a bill, statement, notice or communication which we may desire or be required to give you will be deemed sufficiently given or rendered if, in writing, delivered to you personally or sent by registered or certified mail addressed to you at the Building or at the last known business address of you at the time of the rendition of such bill or statement, and the giving of such notice or communication will be deemed to be at the time when the same is delivered to you, mailed, or left at the License Area as herein provided. Any notice by you to us must be served by registered or certified mail addressed to us at the address first hereinabove given or at such other address as we may designate by written notice.

17. Inability to Cause Owner to Perform. In any instance in which we have agreed to use commercially reasonable efforts to cause Owner to provide certain services or otherwise comply with the terms of the Lease, it is understood and agreed in each case, that (x) we will not in any event be required to bring an action or proceeding to compel Owner's compliance with the terms of the Lease and (y) our failure to cause Owner to supply such services will not constitute an actual or constructive eviction, in whole or in part, or entitle you to any abatement or diminution of the License Fee, or relieve you from any of your obligations under this License, or impose any liability upon us or our agents by reason of inconvenience or annoyance to you, or injury to or interruption of your business or otherwise.

18. Security/Damage Deposit.

a. Amount. Upon the mutual execution of this Agreement, you will deliver to us a security/damage deposit in the amount of $1,400.00 (the "Security/Damage Deposit") as security for your full and faithful performance of the provisions of this Agreement, to be held in a interest bearing or non-interest bearing account, and if deposited in an interest bearing account, any interest thereon shall belong to us.

b. Breach or Default. Upon the occurrence of any breach or default under this Agreement, including, without limitation, any failure you to pay the License Fee or any other amount owed to us, we may use, apply or retain the whole or any part of the amount of the Security/Damage Deposit to the extent required for the payment of such License Fee or other amount as to which you are in default or for any sum which we may be required to expend by reason of your breach

or default in respect of any of the provisions of this Agreement, including any damages or deficiency accrued before or after summary proceedings or re-entry by us.

c. Retainage/Restoration. If we use, apply or retain any part of the Security/Damage Deposit following the occurrence of a breach or default under this Agreement, but do not terminate the License granted hereunder, as provided in this Agreement, we may, in addition to exercising the rights provided in this paragraph 18, retain the unapplied and unused balance of the amount of the Security/Damage Deposit as security for your full and faithful performance and observance of the provisions of this Agreement, and may use, apply or retain the whole or any part of such balance to the extent required for payment of the License Fee or any other amount as to which you are in default or for any sum which we may expend or be required to expend by reason of your breach or default in respect of any of the provisions of this Agreement. If following the occurrence of a breach or default under this Agreement, we apply or retain any portion or all of the Security/Damage Deposit, you will immediately restore the amount so applied or retained so that at all times the amount of the Security/Damage Deposit will be not less than the amount initially deposited with us pursuant to this paragraph 18.

d. Return of Security/Damage Deposit. If you fully and faithfully comply with all of the provisions of this Agreement, the Security/Damage Deposit (or any balance then held by us) together with any interest earned thereon will be returned to you within 30 days after the date fixed as the end of the Term and after surrender and delivery of possession of the entire License Area to us, free and clear of all tenancies and occupancies and all liens and encumbrances created or caused by you.

e. Cleaning Deposit. In addition to the Security/Damage Deposit referenced above, you have deposited with us $140.00 to apply to cleaning the carpets, walls and, if necessary, repainting the walls of the Licensed Area upon your vacating the Licensed Area. This deposit is not refunded, but shall be applied to restoring the Licensed Area to their condition prior to your occupancy.

19. Additional Services and Equipment for Additional Fee. In addition to the Licensed Area described herein, we may offer to you various additional services and equipment for use by you during the Term, which services and additional fees are set forth and further described in the attached Exhibit B. You may add such additional services and equipment at the beginning of the Term or at any time thereafter with our prior consent and upon the execution of an Addendum to this Agreement (sample attached hereto as Exhibit C). Monthly service charges, as set forth in Exhibits B and C, will be due and payable by you in U.S. Dollars, without deduction, setoff, demand, or notice, in advance of the month for which each such service is to be provided, and charges based upon actual usage of services, including long distance telephone charges, postage, copies and facsimile transmission charges, shall be due and payable by you in U.S. Dollars without deduction, setoff, demand or notice, in arrears, at Exhibit B and C rates, as set forth in a monthly billing statement sent to you by us. You acknowledge and agree that we will be entitled to increase, at any time and from time to time, any or all of the charges for services and equipment as set forth in Exhibits B and C, provided that any and every such increase shall be reasonable under the circumstances taking into account the costs of providing such services or equipment, including charges therefor by third parties, such as long distance telephone service providers. No interruption, malfunction or failure in the provision of any service or equipment provided for in this paragraph 19 shall (i) constitute an actual or constructive eviction or breach by us of any of our obligations hereunder, or (ii) render us liable for damages, INCLUDING WITHOUT LIMITATION, SPECIAL, DIRECT, INDIRECT, INCIDENTAL, AND/OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION ATTORNEYS FEES), or (iii) entitle you to be relieved from any of your obligations under this Agreement, or (iv) grant you any right of set off or recoupment.

20. Certain Rights Reserved by Us. We will have the following rights, exercisable without notice and without liability to you for damage or injury to property, persons or business, (unless due to our gross negligence) and without effecting an eviction, constructive or actual, or disturbance of your use or possession or giving rise to any claim for set-off or abatement of License Fee:

a. Heavy Equipment. To approve the weight, size and location of safes and other heavy equipment and property in and about the Licensed Area and the Building (so as not to exceed the maximum safe weight bearing load) and to require all such equipment, furniture and similar property to be moved into and out of the Building and within the Building and Licensed Area only at such times as will not interfere with business operations of other licensees or occupants of the Building. Movements of your property into or out of the Building and within the Building are entirely at your risk and responsibility, and we reserve the right to require a permit from any government agency or quasigovernmental authority before allowing any such property to be moved into or out of the Building.

b. Attachment of Property. To require that you neither attach nor affix to the glass, wood, walls, frames, brick walls, floors or ceilings within or bordering the Licensed Area any stickers or labels, any heavy objects, or objects that require substantial support, such as bookshelves, cabinets, hanging plants, or other large items, or items that might, for any reason, cause substantial damage to the Licensed Area or any part thereof, except by methods or devices approved in writing by us, which approval shall not be unreasonably withheld; also to require that you obtain such written approval prior to application of paint, paint remover, stain, varnish, or any other fluid or substance to floors, walls, or ceiling of the Licensed Area, or to any other surface of the Building. Nothing in this paragraph 20(b) is intended to prevent you from hanging or otherwise affixing ordinary artwork, photographs, diplomas, certificates, and the like with reasonable and appropriate fixtures, suited for the specific surface to which such items are to be attached and calculated to cause as little damage as possible to such surfaces, and with the understanding that you will pay for any damage caused thereby and for filling any holes that may be created in so doing.

c. Security. To take all such reasonable measures as are necessary for the security of the Building and its occupants. You agree, however, that security within your Licensed Area is solely your responsibility.

d. No Obligation. Nothing contained herein shall impose any obligations upon us to do or perform any of the acts described in Paragraphs 20(a) through (c).

21. Security. You understand and acknowledge that many people occupy, or otherwise have access to, the Building. Building security requires the participation and cooperation of Licensee and other occupants of the Building. We make no assurances, guarantees or warranties of security, and shall not be liable for any injury, harm, damages, or losses to person or property or theft caused by, arising out of, or relating to any lack or breach of security in the Building. You will take all reasonable measures to maintain the security of the Building and its occupants and contents, including, but not limited to, not blocking open or leaving ajar any locked door or window; not unlocking and leaving unlocked any locked door or window; not permitting persons to enter the Building when it is locked, except persons who are your employees, servants, agents or invites, who shall be escorted by you into and back out of the Building; not allowing any unauthorized person to be unattended in the Building during times when the Building is locked; closing and locking windows in the Licensed Area; and taking all other precautions that a reasonable prudent person would take to ensure that the security of the Building is maintained. You will be liable for any and all losses, damages and injuries

to any person or property or theft of property belonging to any occupant of the Building or to us that may occur due to your negligence with regard to security, and shall hold Broadway Suites harmless from and against any liability, loss, damage or injury to person or property or theft, arising out of or relating to such negligence. Your failure to comply with any provision of this paragraph 21 will be a material default of this Agreement. For the purposes of this Agreement, and specifically this paragraph 21, you understand and covenant that security of the Building includes, but is not limited to, keeping the interior of the Building and Licensed Area protected from exposure to weather and the elements by closing exterior doors, windows and hatches.

22. Miscellaneous Provisions.

a. Prior Agreements: This Agreement contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Agreement, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall not be effective or binding on any party until fully executed by both parties hereto.

b. Attorneys' Fees: In the event of any action or proceeding brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover all costs and expenses, including the fees of its attorneys in such action or proceeding in such amount as the court may adjudge reasonable as attorneys' fees.

c. Sale of Licensed Area. In the event of any sale of the Building, we will be and are hereby entirely relieved of all liability under any and all of its covenants and obligations contained in or derived from this Agreement arising out of any act, occurrence or omission occurring after the consummation of such sale; and the purchaser, at such sale or any subsequent sale of the Licensed Area, shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of our covenants and obligations under this Agreement.

d. Choice of Law: The laws of the State of Colorado shall govern this Agreement.

e. Personal Property Taxes. You agree to promptly pay when due all personal property taxes and other taxes assessed against your business.

f. No Solicitation of Employees. While this Agreement is in force and for six month after it ends, you agree not solicit or offer employment to any of our current employees or anyone who has left our employment in the last 3 months. If you do, we estimate our loss at the equivalent of 6 months gross wages for each of the employees concerned and you must pay us damages equal to that amount. You and we acknowledge and stipulate that it is impossible to determine with any reasonable accuracy the amount of prospective damages to us upon breach of the covenants in this paragraph, and that the damages set forth herein are reasonable, and not a penalty, based upon the facts and circumstances of the parties at the time of entering into this Agreement and with due regard to future expectations.

g. Assignment/Occupancy. You will not assign your rights or delegate your duties under this License (whether by operation of law, transfer of interest in you or otherwise), sublet or sublicense to or permit the Licensed Area or any part thereof to be occupied or used by any other person or entity without our prior written consent, which will not be unreasonably withheld. Consent to one assignment, sublicensing, occupation or use by any other person shall not be

deemed to be consent to any subsequent assignment, sublicensing, occupation or use by another person. No assignment or sublicensing shall relieve you of any liability to us under this Agreement. We will consent to an assignment or sublicensing only if you are able to establish to our satisfaction that the assignment or sublicensing will not result in a reduction in total License Fee for the space, that the proposed assignee or subtenant has adequate financial strength and will operate a business compatible with the licensee mix of the Building. Any such assignment or sublicensing without our consent shall be void, and shall, at our option, constitute a default under this Agreement.

h. License and Not a Lease. This Agreement is not to be construed as in any way granting to you any leasehold or other real property interest in the Licensed Area; it being intended that this Agreement merely grants to you the license to enter upon and use the Licensed Area during the Term in accordance with the terms and conditions hereof.

i. Waiver of Trial by Jury. You hereby waive trial by jury in any action, proceeding or counterclaim brought by either of us against the other on any matters whatsoever arising out of, or in any way connected with, this Agreement or the License granted hereunder. If we commence any summary proceeding against you, you will not interpose any counterclaim of whatever nature or description in any such proceeding. Moreover, you will not seek to consolidate such proceeding with any other action which may have been or may be brought in any other court by you.

j. No Broker. You represent and warrant that you have not dealt with any broker, finder or like agent in connection with this License. You hereby covenant and agree to indemnify and hold us harmless of and from any and all loss, cost, damage, liability or expense (including, without limitation, attorneys' fees and disbursements) incurred by reason of claim of or liability to any broker, finder or like agent who may claim to have dealt with you in connection with this License. The provisions of this paragraph will survive the expiration or earlier termination of this License.

[Signatures on Following Page]

Please confirm your agreement with the foregoing by signing the enclosed copy of this letter.

Very truly yours,

Office Partners, Inc., dba
Broadway Suites

By: ______________________
Name: Paul N. Eklund
Title:

ACCEPTED AND AGREED TO:

____
John Anderson

Broadway Suites Cost Estimate Summary

Exhibit D

Service	Rate	#	Deposit/ install	Monthly	Prorated Days
License Agreement Fee				$1,400.00	
Security Deposit			$1,400.00		
Non-refundable Cleaning Fee			$140.00		
Suite 314 Mailbox fee	$5.00	1		$5.00	
Telephone Service					
Personal service package	$150.00	3		$450.00	
Digital line, Voicemail Box, TI, e-mail					
Install	$110.00	3	$330.00		
Analog Voice ________	$57.00	____			
Install	$110.00	____			
Analog FAX/Mod ________	$52.95	____			
Install	$110.00	____			
Dig Voice/FAX ________	$142.30	____			
Install	$150.00	____			
Additional DID ________	$10.00	____			
Install	$35.00	____			
Long Distance Carrier Rates					
.06/min Interstate					
.09/min Intrastate					
Calling card ________					
800 Number	$5.00	____			
Install	$25.00	____			
Portable number	$50.00	____			
Starting with "Cxxx, 2xxx, 8xxx"	$75.00	____			
Move phone service to different suite					
Chng Anal-Anal	$80.00	____			
Chng Anal-Dig	$120.00	____			
Chng Dig-Dig	$50.00	____			
411/Caller ID Listing	$4.00	____			
Install	$10.00	____			
Voice Mail					
Voice Mail box/tree	$20.00	1		$20.00	
Install VM box/tree	$25.00				
Additional VM on a tree	$15.00	____			
Outcalling	$5.00	____			
Wide Area Network (ethernet card required)					
WAN Service/device on network	$50.00				
Install	$50.00				

Broadway Suites Cost Estimate Summary

Exhibit D

Service	Rate	#	Deposit/ Install	Monthly	Prorated Days
Addtl. Device (max of $250.00 w/5+ addresses	$50.00	___			
Server Hosting	$100.00 min	___			
Install (server install + setup)	$50.00	___			
Install (server install only)	$10.00	___			
Website Hosting (<10MB)	$35.00	___			
Install	$50.00	___			
Email	$5.00	___			
Install by you (w/instructions for Outlook)	$0.00	___			
Install by us	$25.00	___			
Domain name (non-Suites)	$5.00	___			
Install	$50.00	___			
Hosted Microsoft Exchange Services	$28.00	___			
Install	$30.00	___			
Signage: Directories	$50.00	1	$50.00		
Door (per line)	$60/$80/$100	___			
Cable TV rate	$50.00				
Install	$25.00				
Reception rate	variable				
Totals			$1,920.00		
Less deposit					
date paid/check #					
Total due upon move-in			$1,920.00	$1,875.00	

Postage Meter surcharge	30.00%
B&W copies per sheet	.11/pg
Color copies per sheet	.50/pg
Facsimile (minus cover pg) rates	.50/pg
Facsimile rates w/reception assistance	.75/pg